Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
VACANT LAND PURCHASE AGREEMENTS & CLOSING OF PRIVATE PLACEMENT

Vancouver, B.C. – May 16, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that on May 10, 2011, the Company conducted a non-brokered private placement, issuing 350,000 units (the “Units”), at a price of CAD $0.60 per Unit, for proceeds of CAD $210,000. Each Unit was comprised of one common share in the capital of the Company and one non-transferrable share purchase warrant. Each warrant entitles the holder thereof to purchase a further common share at an exercise price of CAD $0.75 for a period of five years. In connection with the completion of the private placement, the Company paid no finder’s fees.

On May 16, 2011, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), completed the Vacant Land Purchase Agreement (the “29-Palms North Agreement”), which Coronus entered into on January 23, 2011 and which was first announced in the Company's News Release of January 27, 2011. Under the 29-Palms North Agreement, Coronus acquired a 39.25 acre parcel of vacant land, situated north of Twentynine Palms, in the County of San Bernardino, California, from Joshua Tree Holdings. The purchase price Coronus paid was USD $40,000. Coronus deposited USD $8,000, with Joshua Tree Holdings agreeing to carry back the balance amount of USD $32,000 for two years at 6.5% per annum interest, with monthly payments of interest only.

On May 9, 2011, Coronus, the Company’s wholly-owned subsidiary, entered into a fresh Vacant Land Purchase Agreement (the “Joshua Tree East Agreement”). Under the Joshua Tree East Agreement, Coronus agrees to acquire a 56.03 acre parcel of vacant land, situated east of Joshua Tree, in the County of San Bernardino, California, from Sal, Alfred and Frances Gonzalez. The purchase price is USD $200,000. Coronus deposited USD $5,000 into escrow and agrees to deposit an additional USD $25,000 within sufficient time to close escrow. Sal, Alfred and Frances Gonzalez agree to carry back the balance amount of USD $170,000 for three years at 6.5% per annum

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interest, with monthly payments of interest only. Close of escrow is June 15, 2011. The Joshua Tree East Agreement is subject to Coronus’ Board of Director approval on or before June 1, 2011. There can be no assurance Coronus’ Board of Director approval will be obtained.

Further to the Company's News Releases of October 6 and December 1 and 23, 2010, and February 1 and 22, 2011, March 18, 2011, and April 19, 2011, the close of escrow for the Vacant Land Purchase Agreement (“Agreement 1”), entered into by the Company’s wholly-owned subsidiary, Coronus, has been extended. Under Agreement 1, the close of escrow has been extended to June 15, 2011. In return for extending the close of escrow, Coronus paid Paul R Marshall Trust the forfeitable fee of USD $1,631 (equivalent to 8% per annum interest rate based on the purchase price).

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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